UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SKYLINE MEDICAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following script of a pre-recorded call from Dr. Carl Schwartz, the Interim Chief Executive Officer of Skyline Medical Inc. (the “Company”) is expected to be used by the Company and its proxy solicitation firm, Laurel Hill Advisory Group, LLC, to solicit votes in connection with the Company’s special meeting of stockholders to be held on September 15, 2016. The pre-recorded calls are expected to commence on August 31, 2016.

Skyline Medical Outbound Message / Robo-call Script #2

Voiceover: Carl Schwartz

Call date: August 31, 2016

Hello, this is Dr. Carl Schwartz, Interim CEO of Skyline Medical and a long-standing shareholder. I’m calling today with a new message.

On August 30th we announced plans to form a joint venture with Electronic On-Ramp. Quite simply, this collaboration holds tremendous promise for the future of our company. It is expected to provide access to bid on procurement contracts for up to $550 million or more in budgeted federal funds, with a focus on medical equipment for mobile operating rooms for disaster relief, including, of course, our STREAMWAY System.

We expect the joint venture will be in place by the end of the year, at which time it will provide access to significant funds some 18 months ahead of our previous plan, while advancing the strategy to increase our operating room footprint.

And the available funds truly are significant. The joint venture brings immediate access to contract vehicles worth nearly $16 billion, and also will work to add contract vehicles targeting environmental services and medical devices, a market that was worth some $6 billion last year.

However, this joint venture cannot succeed unless we receive FOR votes representing a majority of shares outstanding on the 3 proposals in the proxy materials for the September 15th special meeting of stockholders.

Importantly, the leading independent proxy advisory firms ISS and Glass Lewis recently advised their clients to vote FOR all 3 proposals. These include proposals to increase the number of authorized shares of common stock to 200 million, and to effect a reverse stock split of our common stock.

We need more shares to raise capital to build our sales organization, to support this new joint venture and to maintain our listing on NASDAQ. And we need the reverse split to get our stock price above $1 to maintain our NASDAQ listing. If we lose that listing, we lose flexibility in future financing and M&A opportunities.

You have the power to help Skyline Medical succeed by voting FOR all 3 proposals.

A representative of our proxy-solicitation firm will be calling to help with the voting process. Please vote FOR these proposals now, and thanks for your continued support.

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